Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Completes Merger with Steuben Trust Corporation and Enhances Western New York Presence

SYRACUSE, N.Y. — June 15, 2020 —Community Bank System, Inc. (“Community Bank System”) (NYSE: CBU), the parent company of Community Bank, N.A., announced today that it completed its merger with Steuben Trust Corporation (“Steuben”) (OTCQB: SBHO) and its banking subsidiary, Steuben Trust Company (“Steuben Trust”), on June 12, 2020. Community Bank System acquired Steuben for a combination of stock and cash representing total consideration valued at approximately $98.3 million. The acquisition extends Community Bank System’s footprint into two new counties in Western New York State, and enhances its presence in four Western New York State counties in which it currently operates. Upon completion of the transaction, Community Bank System will have over $13.0 billion in assets and over $10.0 billion in deposits.

Mark E. Tryniski, President and Chief Executive Officer of Community Bank System commented, “We are pleased to welcome the shareholders, customers and employees of Steuben Trust to Community Bank. Over the past 118 years, Steuben Trust has developed a culture dedicated to exceptional customer service and meeting the banking needs of its communities. Community Bank shares these same values and looks forward to the opportunity to continue to serve Steuben’s customers. The commitment of our collective employees was demonstrated time and again by their efforts to work through the challenges caused by the COVID-19 pandemic to ensure that the customers’ transition to Community Bank is as seamless as possible. I want to commend both teams for their innovation and hard work and we are excited about this opportunity to expand the reach and depth of our banking services in Western New York. We hope that our new customers will enjoy the larger branch network and broad variety of financial services Community Bank and its subsidiaries have to offer. Community Bank is committed to our new employees and customers and the communities in which they live and work, and we look forward to this opportunity to welcome them to the Community Bank family.”

Under the terms of the Agreement and Plan of Merger (“Merger Agreement”), Steuben’s common stockholders are entitled to receive a combination of $12.60 in cash and 0.8054 shares of Community Bank System common stock, and cash in lieu of fractional shares, if any, for each share of Steuben common stock. The Exchange Agent, American Stock Transfer & Trust Company, LLC (“AST”), is in the process of mailing the transmittal paperwork to each stockholder in order to complete the exchange of the Steuben stock for the merger consideration in accordance with the terms of the Merger Agreement. Stockholders should receive the exchange paperwork within the next ten business days and do not need to take further action at this time. Any questions related to the exchange process should be directed to AST’s Shareholder Services Department at (877) 248-6417 or (718) 921-8317.

With the inclusion of Steuben Trust, Community Bank System, Inc. will operate over 240 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $13.0 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Company’s Form 10-K and Form 10-Q filings, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on the Company’s colleagues, the communities it serves, and the domestic and global economy, which may have an adverse effect on the Company’s business; the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. The Company does not assume any duty to update forward-looking statements.